Exhibit 10.1

SECOND AMENDMENT TO THE SPECIAL SEVERANCE PLAN
This second amendment to the AnnTaylor Stores Corporation Special Severance Plan, as amended (the “ASSP”), is adopted effective as of May 19, 2015 by ANN INC. (the “Company”).
WHEREAS, the Board of Directors of the Company has decided to amend the ASSP to provide that a participant shall have the right to challenge any final determination by the plan administrator in a court of competent jurisdiction and any such challenge shall be subject to de novo review by the court (the “Second Amendment”); and
WHEREAS, the Board of Directors of the Company has authorized the proper officer of the Company to execute an amendment to the ASSP to provide for the Second Amendment.
NOW, THEREFORE, the ASSP is hereby amended as follows:

1.	The following Section 5.10 shall be added to the Plan:
“5.10 Notwithstanding anything in the Plan to the contrary, on or following a Change in Control, an Employee shall have the right to challenge any determination by the Plan Administrator regarding such Employee’s rights under the Plan in a court or tribunal of competent jurisdiction and the Plan Administrator’s determination shall be subject to de novo review. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator or any person or characterization of any decision by the Plan Administrator or by such person as final, binding or conclusive on any party.”
In all other respects, the ASSP will remain in full force and effect in accordance with its terms.
IT WITNESS WHEREOF, the Company has caused this Amendment to be executed, effective as of May 19, 2015.
ANN INC.
/s/ Katherine H. Ramundo
Name: Katherine H. Ramundo
Title: Executive Vice President, General
Counsel and Secretary